Exhibit 99.1

Civitas Solutions Reports 2014 Fourth Quarter and Full Year Results

BOSTON, MA, December 17, 2014 – Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal fourth quarter and full year ended September 30, 2014.

Full Year 2014 Highlights

•	Fiscal year net revenue increased 6.2% to $1,255.8 million
•	Fiscal year Adjusted EBITDA increased 11.0% to $128.8 million
•	Completed 11 acquisitions, including Massachusetts Adult Day Health Alliance which provided entry into the adjacent market for elder services
•	Completed initial public offering in September 2014

“This past year was a strong one for our company on many fronts,” stated Bruce Nardella, president and CEO. “Most importantly, we continued to fulfill our mission by providing high-quality, cost-effective services to more adults and children in need of support. From a financial perspective, we achieved significant growth through disciplined investment in organic opportunities and acquisitions.”

“We believe that our recent IPO provides a stronger capital structure to further support growth,” Nardella stated. “Moving forward, we will strive to continue our momentum by capturing the embedded growth opportunities resulting from recent new start initiatives, completing attractive acquisitions, expanding our Post-Acute Specialty Rehabilitation Services (SRS) in new and existing markets, and leveraging our recent entry into the large and growing market for elder services.”

Fourth Quarter Financial Results

Net revenue for the fourth quarter ended September 30, 2014 was $327.3 million, an increase of $26.2 million, or 8.7%, over net revenue for the same period of the prior year. Net revenue increased $14.8 million from organic growth, including growth related to new programs, and $11.4 million from acquisitions that closed during and after the fourth quarter ended September 30, 2013. Fourth quarter 2014 net revenue consisted of:

•	Human Services net revenue of $266.8 million (81.5% of total net revenue), an increase of 7.5% compared to fiscal fourth quarter 2013; and
•	SRS net revenue of $60.5 million (18.5% of total net revenues), an increase of 14.6% compared to fiscal fourth quarter 2013.

Income from operations for the fourth quarter ended September 30, 2014 was $16.2 million, a decrease of $2.4 million as compared to income from operations for the same period of the prior year. Net loss for the fourth quarter ended September 30, 2014 was $5.9 million compared to net income of $0.4 million for the same period of the prior year.

Net loss per common share from continuing operations was $0.17 for the fiscal fourth quarter ended September 30, 2014, compared to net income per common share from continuing operations of $0.01 for the same period of the prior year. Net loss per common share for the fiscal fourth quarter ended September 30, 2014 was negatively impacted by a one-time $8.0 million transaction advisory fee that was paid in connection with the IPO.

Adjusted EBITDA for the fourth quarter ended September 30, 2014 was $33.5 million, compared to Adjusted EBITDA of $34.9 million for the fourth quarter ended September 30, 2013. The quarter-over-quarter performance was negatively impacted by $2.8 million due to the timing of adjustments to reserves for self-insured professional and general liability, workers’ compensation and auto liability, employment practices liability and employee health insurance liability. The total expense for our self-insurance programs as a percentage of net revenue was virtually unchanged for fiscal year 2014 compared to fiscal year 2013. Adjusted EBITDA was also affected by the initiation of our new variable pay program for support and direct care staff during 2014 which had a negative impact in the fiscal fourth quarter of 2014 of $1.5 million compared to the same period of the prior year. In addition, performance in the quarter was also impacted by the contraction of At-Risk Youth services, largely due to a statewide redesign of these programs in North Carolina and the voluntary termination of our contracts with a managed care organization in that state.

The factors noted above were partially offset by organic growth and acquisitions closed since September 30, 2013. Adjusted EBITDA margin was 10.3% for the fiscal fourth quarter of 2014, compared to 11.6% for the fiscal fourth quarter of 2013.

As of September 30, 2014, cash and cash equivalents were $196.1 million, compared to $19.4 million at September 30, 2013. During the fiscal fourth quarter ended September 30, 2014, we completed an initial public offering of common stock, which resulted in $182.2 million of net proceeds. Subsequent to the end of the fiscal year, we used these proceeds to redeem $162.0 million in aggregate principal amount of 12.50% senior notes of our subsidiary National Mentor Holdings, Inc.

Full Year Financial Results

Net revenue for the fiscal year ended September 30, 2014 was $1,255.8 million, an increase of $73.3 million, or 6.2%, over net revenue for the fiscal year ended September 30, 2013. Net revenue increased $43.4 million from organic growth, including growth related to new programs, and $29.9 million from acquisitions that closed during and after the fiscal year ended September 30, 2013. Fiscal year 2014 net revenue consisted of:

•	Human Services net revenue of $1,025.7 million (81.7% of total net revenue), an increase of 5.3% compared to fiscal year 2013; and
•	SRS net revenue of $230.2 million (18.3% of total net revenues), an increase of 10.4% compared to fiscal year 2013.

Income from operations for the fiscal year ended September 30, 2014 was $60.3 million, an increase of $8.1 million as compared to income from operations for the fiscal year ended September 30, 2013. Net loss was $22.8 million and $18.3 million for the fiscal years ended September 30, 2014 and 2013, respectively.

Net loss per common share from continuing operations was $0.84 for the fiscal year ended September 30, 2014, compared to net loss per common share from continuing operations of $0.65 for the same period a year ago. Net loss per common share for the fiscal year ended September 30, 2014 was negatively impacted by a $14.7 million extinguishment of debt charge related to the January 2014 refinancing and a one-time $8.0 million transaction advisory fee that was paid in connection with the IPO.

Adjusted EBITDA for the fiscal year ended September 30, 2014 was $128.8 million, an increase of $12.7 million, or 11.0%, as compared to Adjusted EBITDA for the fiscal year ended September 30, 2013. Adjusted EBITDA increased due to organic growth and acquisitions closed since September 30, 2013. Adjusted EBITDA margin increased to 10.3% in fiscal 2014, up 0.5% from fiscal 2013. The business continued to leverage expenses in several direct-cost categories, including labor and G&A expense, partially offset by increases in client occupancy costs due to new programs.

Fiscal 2015 Outlook and Guidance

For fiscal year 2015, we expect net revenue to be between $1.345 billion and $1.385 billion and Adjusted EBITDA to be between $147.0 million and $152.0 million.

Conference Call

This afternoon, Wednesday, December 17, 2014, the management of Civitas Solutions, Inc. will host a conference call at 5:00 pm (Eastern Time) to discuss the 2014 fourth quarter and full-year financial results.

Conference Call Dial-in #:

Domestic U.S. Toll Free:	866-652-5200

International:	412-317-6060

Replay Dial-in # (available 1 hour after conclusion of the conference call through 12/26/14):

Domestic U.S. Toll Free:	877-344-7529

International:	412-317-0088

Canada Toll Free:	855-669-9658

Replay Access Code:	10057112

A live webcast of the conference call will be available via the investor relations section of the company’s website: www.civitas-solutions.com. Following the call, an archived reply of the webcast will be available on this website through March 17, 2015.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, and management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables that follow.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with Civitas Solutions, Inc.’s financial statements filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the factors described in “Risk Factors” in Civitas’ final prospectus dated September 16, 2014 and Form 10-K. Words such as “anticipates”, “believes”, “continues”, “estimates”, “expects”, “goal”, “objectives”, “intends”, “may”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Selected Financial Highlights

($ in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Statements of Operations Data:
Net revenue	$327,291	$301,057	$1,255,838	$1,182,509
Cost of revenue (exclusive of depreciation expense shown separately below)	257,290	231,484	983,043	921,618
General and administrative expenses	36,936	34,996	145,041	145,184
Depreciation and amortization	16,893	16,041	67,488	63,573

Income from operations	16,172	18,536	60,266	52,134
Management fee of related party	(8,447)	(373)	(9,488)	(1,359)
Other income (expense), net	(311)	303	191	911
Extinguishment of debt	—	—	(14,699)	—
Interest income	20	26	183	135
Interest expense	(16,145)	(19,593)	(69,349)	(78,075)

Loss from continuing operations before income taxes	(8,711)	(1,101)	(32,896)	(26,254)
Benefit for income taxes	(4,220)	(1,228)	(11,463)	(9,942)

Gain (loss) from continuing operations	(4,491)	127	(21,433)	(16,312)
Gain (loss) from discontinued operations, net of tax	(1,449)	257	(1,382)	(1,984)

Net income (loss)	$(5,940)	$384	$(22,815)	$(18,296)

Gain (loss) per common share, basic and diluted
Gain (loss) from continuing operations	$(0.17)	$0.01	$(0.84)	$(0.65)
Gain (loss) from discontinued operations	(0.06)	$0.01	(0.05)	(0.07)

Net income (loss)	$(0.23)	$0.02	$(0.89)	$(0.72)

Weighted average number of common shares outstanding, basic and diluted	26,394,565	25,250,000	25,538,493	25,250,000

Additional financial data:
Program rent expense	$11,009	$10,369	$42,165	$38,603

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$(5,940)	$384	$(22,815)	$(18,296)
Loss (gain) from discontinued operations, net of tax	1,449	(257)	1,382	1,984
Benefit for income taxes	(4,220)	(1,228)	(11,463)	(9,942)
Interest expense, net	16,125	19,566	69,166	77,940
Depreciation and amortization	16,893	16,041	67,488	63,573

EBITDA	24,307	34,506	103,758	115,259
Adjustments:
Management fee of related party (a)	8,447	374	9,488	1,359
Stock based compensation (b)	792	20	895	273
Predecessor provider tax reserve adjustments (c)	—	—	—	(2,118)
Extinguishment of debt (d)	—	—	14,699	—
Non-cash impairment charges (e)	—	—	—	1,334

Adjusted EBITDA	$33,546	$34,900	$128,840	$116,107

Supplemental Information
Operating losses for new starts (f)	$1,811	$1,912	$6,148	$8,802
Pro forma effect of acquired EBITDA (g)	898	463	6,582	2,229

a)	Represents management fees incurred under our management agreement with our private equity sponsor that terminated during the year ended September 30, 2014.
b)	Represents non-cash stock-based compensation.
c)	Represents an adjustment to a reserve for a provider tax.
d)	Represents the write-off of the remaining deferred financings costs on debt that we refinanced during the year ended September 30, 2014.
e)	Represents impairment charges associated with indefinite lived intangible assets and goodwill related to the closing of underperforming programs.
f)	Adjusted EBITDA does not include any adjustments for “operating losses from new starts.” Operating losses from new starts represent losses from any new start programs initiated within 18 months of the end of the period that had operating losses during the period. Net operating loss from a new start is defined as its revenue for the period less direct expenses but not including allocated overhead costs.
g)	Represents the estimated additional EBITDA from acquisitions made during the three and twelve month periods presented assuming the acquisitions had occurred on the first day of each respective period.

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	September 30, 2014	September 30, 2013
Balance Sheet Data:
Cash and cash equivalents	$196,147	$19,440
Working capital (a)	49,555	59,262
Total assets	1,207,954	1,021,269
Total debt (b)	815,509	803,464
Net debt (c)	569,362	734,024
Shareholder’s equity (deficit)	115,538	(46,515)

	Twelve Months Ended
	September 30, 2014	September 30, 2013
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$83,916	$55,738
Investing activities	(88,924)	(39,377)
Financing activities	181,715	2,954
Purchases of property and equipment	(35,295)	(31,901)
Cash paid for acquisitions	(53,699)	(9,275)

(a)	Calculated as current assets minus current liabilities.
(b)	Includes obligations under capital leases.
(c)	Net debt as defined in the senior credit agreement (total debt, net of cash and cash equivalents and letters of credit restricted cash of $50 million).

Contact

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800 or dwight.robson@civitas-solutions.com

Chief Public Strategy and Marketing Officer